Filed Under Rule 424(b)(3), Registration Statement No. 333-175599
Pricing Supplement No. 4 - dated Monday, March 5, 2012 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WEZ4	[]	100.000%	2.500%	[]	FIXED	5.350% (Per Annum)
MONTHLY
								03/15/2027	04/15/2012	$4.46	YES	Senior Unsecured Notes

Redemption Information: This series of Bank of America InterNotes (CUSIP 06050WEZ4) will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring on 03/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of this series of Bank of America InterNotes plus accrued and unpaid interest thereon, if any, upon at least 30 calendar days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates:  Monday, March 5, 2012 through Monday, March 12, 2012
Trade Date: Monday, March 12, 2012 @ 12:00 PM ET
Settlement Date: Thursday, March 15, 2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11